May 18, 2012

Dear Fellow Stockholders:

I am pleased to report to you several significant, positive developments at MRI Interventions.

We are cleared for trading! MRI Interventions will begin trading as a public company on Monday, under the symbol "MRIC". This achievement is the result of many months of work, including extensive regulatory filings with the Securities and Exchange Commission and a detailed review process conducted by the Financial Industry Regulatory Authority.

We made the cover! Our ClearPoint® Neuro Intervention System reached a significant milestone in March, being featured on the cover of the *Journal of Operative Neurosurgery*. As a leading peer-reviewed journal for neurosurgeons, we are very pleased with this recognition. You can access an abstract of the journal article by clicking on the following link:
http://journals.lww.com/neurosurgery/toc/2012/03001


OPERATIVE
NEUROSURGERY

Installations are growing! ClearPoint systems are installed at a growing number of hospitals, including many of the leading neurosurgical centers in the country. ClearPoint sites include UCSF Medical Center, Emory Healthcare, Memorial Sloan Kettering Cancer Center, the National Institutes of Health, Henry Ford Health Systems, MD Anderson, University of Pittsburg Medical Center, and University of Wisconsin among others. We are making progress outside the US as well. At the end of last year, we completed our first installation in Europe and expect to open additional ClearPoint sites in Europe over the coming quarters.

We are making a difference! ClearPoint neuro procedures are continuing to go very well. Neurosurgeons have now used the ClearPoint system as the minimally invasive neurosurgical platform in their treatment of patients suffering from a range of neuro diseases including Parkinson's disease, Dystonia, Pediatric Dystonia, Brain tumors, Epilepsy and Tourette's syndrome. We are gratified to have an opportunity to benefit a growing number of patients.

For a more detailed overview of the Company, I invite you to review our Investor Presentation, which can be found at the following link: http://ir.stockpr.com/mriinterventions/presentations. Also, if you haven't had a chance to see a demonstration of our ClearPoint system, please go to: http://www.mriinterventions.com/clearpoint/demonstration-video.

One Commerce Square Suite 2550 Memphis TN 38103 901.522.9300

As we begin this exciting new chapter in the life of the company, I again want to thank our stockholders for their trust and confidence. With your support, we look forward to continuing our efforts to change people's lives with our innovative products and technologies.

Very truly yours,

Kimble L. Jenkins
Chief Executive Officer